Exhibit 3.2

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VERICITY, INC.

Vericity, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.	The present name of the Corporation is Vericity, Inc.

2.

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14, 2013, and was amended on April 25, 2013 to change the name of the Corporation from “LifeStory Holdings, Inc.” to “Vericity, Inc.”

3.	This Amended and Restated Certificate of Incorporation was duly adopted by the sole stockholder of the Corporation in accordance with Sections 242, 245 and 228 of the DGCL.

4.

The original Certificate of Incorporation of the Corporation is hereby restated in its entirety by this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Vericity, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

AUTHORIZED CAPITAL

A. Authorized Shares. The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares to be designated as Common Stock, par value $0.001 per share (the “Common Stock”).

B. Common Stock.

1. Dividends. Subject to the provisions of this Certificate of Incorporation, the holders of the Common Stock shall be entitled to receive ratably on a per share basis, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

2. Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably on a per share basis.

3. Voting Rights. Except as otherwise provided by the DGCL, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of Common Stock.

4. Preemptive Rights. No holder of the Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than five (5) directors nor more than thirteen (13) directors, the exact number of directors to be determined as provided in the Corporation’s Amended and Restated Bylaws (the “Bylaws”). A director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify for office, subject, however, to prior death, resignation or removal from office for cause. Any vacancy on the board of directors, however resulting, may be filled only as provided for in the Bylaws. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the vacancy so filled.

ARTICLE VI

WRITTEN BALLOT

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless and to the extent that the Bylaws shall otherwise provide.

ARTICLE VII

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VIII

LIABILITY

A. Exculpation. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B. Right to Indemnification of Directors and Officers. The Corporation shall indemnify, advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section D of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof)

commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the board of directors. Any amendment, repeal or modification of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C. Advancement of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

D. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law as it presently exists or may hereafter be amended.

E. Rights to Indemnification and Advancement of Expenses of Advisory Board Members. The Corporation shall indemnify and hold harmless any person who is or was a member of the advisory board of the Corporation (an “Advisory Board Member”) from and against any and all liabilities and losses suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Advisory Board Member, whether joint or several, related to, arising out of or in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such Advisory Board Member may be involved or with which such Advisory Board Member may be threatened, while performing his or her services to the Corporation, by reason of such Advisory Board Member being or having been a member of the advisory board of the Corporation, except to the extent any such liabilities, losses or expenses arise from such Advisory Board Member’s willful misconduct. The Corporation shall pay the expenses (including attorneys’ fees) incurred by any Advisory Board Member in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which such Advisory Board Member would be entitled to indemnification under the terms of the previous sentence, or any action arising therefrom, whether or not such Advisory Board Member is a party thereto. Such payment of expenses in advance of the final disposition of the action, claim, suit, investigation or proceeding shall be made only upon receipt of an undertaking by such Advisory Board Member to repay all amounts advanced if it should be ultimately determined that such Advisory Board Member is not entitled to be indemnified under this Article VIII.E or otherwise. Notwithstanding anything to contrary contained in this Article VIII.E or otherwise, the rights to indemnification and advancement of expenses of the Advisory Board Members are provided to such individuals in their capacity as third-party indemnitees and not as fiduciaries of the Corporation.

F. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the board of directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the board of directors.

G. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the board of directors.

H. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

I. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise. Notwithstanding anything to the contrary contained in this Article VIII, to the maximum extent permitted by law, to the extent that an Indemnified Person is entitled to be indemnified by, or receive advancement of expenses from, the Corporation hereunder or under the Corporation’s Bylaws, (i) the Corporation shall be the indemnitor of first resort (i.e., its obligations to such Indemnified Person are primary and any obligations of the direct and indirect holders of Common Stock or any of their affiliates (the “Owners”) to provide indemnification or advancement for the same loss or damage incurred by such Indemnified Person are secondary); (ii) the Owners’ obligations, if any, to so indemnify or advance expenses to any such Indemnified Party shall be reduced by any amount that such Indemnified Person collects as indemnification or advancement from the Corporation; (iii) if the Owners pay or cause to be paid, for any reason (including, without limitation, pursuant to Article VIII hereof), any amounts that should have been paid by the Corporation, then (x) the Owners shall be fully subrogated to all rights of the relevant Indemnified Person with respect to such payment and (y) each relevant Indemnified Person shall assign to the Owners all of the Indemnified Person’s rights to advancement or indemnification with respect to such payment from or with respect to the Corporation; and (iv) the Corporation hereby waives any and all rights of subrogation with respect to payments of indemnification or advancement of expenses against the Owners or any insurer thereof. The Corporation agrees that the Owners shall be the express third-party beneficiaries of the second sentence of this Article VIII.I.

J. Insurance. The board of directors may, to the full extent permitted by applicable law as it presently exists or may hereafter be amended, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Indemnified Persons and employees under the provisions of this Article VIII; and (b) to indemnify or insure Indemnified Persons and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.

K. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

L. Waiver of Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its directors or stockholders who are, at the time, associated with or nominated by, or serving as such as representatives of, the Standby Purchaser or its Affiliates (as defined in the Bylaws), other than those directors or stockholders who are employees of the Corporation or its subsidiaries, unless such opportunity is presented to, acquired, created or developed by, or otherwise comes into the possession of, any such director in such director’s capacity as a director of the Corporation. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE IX

STOCKHOLDER MEETINGS AND ACTIONS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE X

AMENDMENTS

A. Amendments to Certificate of Incorporation. This Certificate of Incorporation may be amended as provided under Section 242 of the DGCL; provided that during the Standstill Period (as defined in the Bylaws), the Board may not adopt a resolution proposing a Material Amendment (as defined in the Bylaws) to this Certificate of Incorporation without the approval of a majority of the Company Designees (as defined in the Bylaws).

B. Bylaw Amendments. The Board of Directors of the Corporation shall have the power, without the assent or vote of the stockholders, to adopt, amend, alter or repeal the Bylaws; provided that during the Standstill Period, the Board may not adopt a resolution proposing a Material Amendment of the Bylaws without the approval of a majority of the Company Designees.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officer this          day of     , 201        .

VERICITY, INC. a Delaware corporation

By:
James Hohmann
Chief Executive Officer